UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2011

EGPI FIRECREEK, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-32507 (Commission File Number)	88-0345961 (IRS Employer Identification No.)

6564 Smoke Tree Lane, Scottsdale Arizona (principal executive offices)	85253 (Zip Code)

(480) 948-6581
(Registrant’s telephone number, including area code)

 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Forward-Looking Statements

Statements in this Current Report on Form 8-K (including the exhibits) that are not purely historical facts, including statements regarding the Registrants beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the Registrants products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause the Registrants actual results to differ from management's current expectations are contained in EGPI's filings with the Securities and Exchange Commission.  The Registrant undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this filing.

Item 1.01.    Entry into a Material Definitive Agreement

I.  On May 9, 2011 EGPI Firecreek, Inc. (“EGPI” or the "Company" or “Registrant”) and its wholly owned subsidiary Energy Producers, Inc. (“EPI”) issued to TWL Investments  a LLC, an Arizona limited liability company (“TWL”) a promissory note in the face amount of $210,000 (the “Note”). The Note bears interest at 14% per annum and matures on May 9, 2013 (“Maturity Date”). Pursuant to the Note, the Company shall make payments beginning June 9, 2011 until all amounts payable under this Note are paid in full.  The Companies shall make Payments of principal each month in the amount of (a) [$4,375.00] on the first Payment Date and (b) for each month thereafter until this Note is paid in full an amount equal to the then current outstanding principal balance of the Note divided by the number of Payment Dates remaining, including the Maturity Date.  Concurrently with each Payment of principal, on each Payment Date the Companies shall pay all accrued and outstanding interest on the outstanding principal amount at the rate of 14% per annum compounded monthly (computed on the actual number of days elapsed over a year of 360 days). The Company may repay in full the face amount of the Note without penalty. Further, the Company and EPI agreed to issue to Holder certain Collateral which is limited to all rights, title and interest to the oil, gas and mineral leases and equipment on the A.J. Tubb Leasehold Estate Amoco/Crawar Field, Ward County Texas listed on Exhibit “A” therein. The Company further granted TWL i) a security interest in and lien on all personal property of Debtor, to the extent such property relates to, is used in connection with or is located on the Pledged Property (see “Security Agreement” listed on Exhibit 10.2 herewith), and ii) granted to TWL a “Collateral Assignment” listed on Exhibit 10.3 herewith and an “Exclusive Option to Purchase” listed on Exhibit 10.4 herewith, both which may be exercised in the event of an instance of Default, one or more, and or at the election of TWL as described therein.

II. On May 10, 2011 and further in connection with the issuance of a Promissory Note herein listed above, the Company through its wholly owned subsidiary EPI entered into a “Turnkey Rework Agreement” with Success Oil Co., Inc. (“Success”) of Beverly Hills CA, also a licensed Texas operator,  to perform such work programs on the interests owned by the Company’s wholly owned subsidiary in the A.J. Tubb Leasehold Estate, Amoco/Crawar field, Ward County, Texas (see Current Report on Form 8-k filed on  March 7, 2011, incorporated herein by reference.

The material terms of the Turnkey Rework Agreement are as follows:

1.
Success shall do certain reworking procedures described below on the Crawar #1 Well and the J.B. Tubb # 18-1 Well and thereafter be the Operator of said wells. Further in consideration for the payment of $165,162.36 to Success by EPI or its agents via “Escrow Agreement”, the parties agreed as follows:

A.  Crawar #1 Well: Success shall drill out the cement plug and cast iron bridge plug located at approximately 5,000 feet, and shall perforate the Glorieta payzone at intervals ranging from 3,800 feet to 4,000 feet, acidize and swab.

B.  J. B. Tubb #18-1 Well. Success shall re-perforate existing Tubb pay-zone at interval 4,510 feet to 4,560 feet (plus or minus) to increase perforations to 6 shots per foot and then frac with gas gun.

C.  It is agreed and understood that if the above described reworking costs exceed $165,162.36, Success shall solely be responsible for such excess costs.

A copy of the Turnkey Rework Agreement and Escrow Agreement are filed herewith as exhibits 10.5, and 10.6, respectively.

Item 2.01.   Completion of Acquisition or Disposition of Assets

See Item 1.01 above.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Identification of Exhibit
10.1	Promissory Note issued by the Company and EPI to TWL Investments a LLC, dated March 9, 2011.
10.2	Security Agreement between the Company and TWL Investments a LLC, dated March 9, 2011.

10.3	Collateral Assignment between EPI and TWL Investments a LLC, dated March 9, 2011.
10.4	Exclusive Option to Purchase between EPI, the Company, and TWL Investments a LLC, dated March 9, 2011.
10.5	Turnkey Rework Agreement between Success Oil Co., Inc. and the Company and EPI dated March 10, 2011.
10.6	Escrow Agreement between the Company, EPI, TWL Investments a LLC and Success Oil Co. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2011

EGPI FIRECREEK, INC.

By:	/s/ Dennis R. Alexander

Dennis R. Alexander, Chief Executive Officer